Exhibit 99-B.8.74

FUND PARTICIPATION AGREEMENT
By and Among
Strong Investor Services, Inc.
Strong Investments, Inc.
and
ING Life Insurance And Annuity Company

ING Life Insurance and Annuity Company ("ING Life"), Strong Investor Services, Inc., (the
"Company"), acting as the transfer agent for the registered open-end management investment companies (each a "Fund" or collectively the "Funds") as set forth on Schedule A to this
Agreement, whose shares are or may be distributed by Strong Investments, Inc. (the
"Distributor") hereby agree to an arrangement whereby the Fund shall be made available to serve as underlying investment media for qualified Variable Annuity Contracts ("Contracts") to be issued by ING Life.

«	Establishment of Accounts; Availability of Fund.

	«	ING Life represents that it has established Variable Annuity Accounts B, C, D and F and may establish such other accounts as may be set forth in Schedule B attached hereto and as may be amended from time to time with the mutual consent of the parties hereto (the "Separate Account(s)"), each of which is a separate account under Connecticut Insurance law, and has registered or will register each of the Separate Accounts (except for such Separate Accounts for which no such registration is required) as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"), to serve as an investment vehicle for the Contracts. Each Contract provides for the allocation of net amounts received by ING Life to a Separate Account for investment in the shares of one or more specified open-end management investment companies available through that Separate Account as underlying investment media. Selection of a particular investment management company and changes therein from time to time are made by the participant or Contract owner (“Owner”), as applicable under a particular Contract.

	«	ING Life, Company and Distributor desire to facilitate the purchase and redemption of shares of the Funds by ING Life for the Separate Accounts through one or more omnibus accounts, which number shall be as mutually agreed upon by the parties, in each Fund (each an “Account”), to be maintained of record by ING Life, subject to the terms and conditions of this Agreement. Each Account shall be opened based upon the information contained in Schedule C to this Agreement, unless ING Life and Company mutually agree to use the National Securities Clearing Corporation (“NSCC”) Fund/SERV System (“Fund/SERV”). If Fund/SERV is to be used, each Account shall be opened following ING Life’s satisfactory completion and transmission to Distributor of the appropriate information through Fund/SERV necessary to establish a new Account and Distributor’s receipt of such information.

In connection with each Account, ING Life represents, warrants and certifies that it is authorized to act on behalf of each Owner effecting transactions in the Account and that the Account information communicated to Distributor, including ING Life’s taxpayer ID number, is accurate and correct.

	«	The Fund shall designate each Account with an account number. Account numbers shall be the means of identification when the parties are transacting in the Accounts.

Company agrees to cause the Accounts to be kept open on each Fund's books regardless of a lack of activity or small position size except to the extent ING Life takes specific action to close an Account or to the extent the Fund's prospectus reserves the right to close accounts which are inactive or of a small position size. In the latter two cases, Company shall give prior notice to ING Life before closing an Account.

	«	ING Life agrees to provide Company, (i) with respect to Investor Class shares of the Funds, by the 15th day of each month, with a report which indicates the number of Owners that hold, through a Contract, Active Interests in each Separate Account as of the last day of the prior month (an “Active Interest” shall mean an Owner that holds a positive dollar balance as of the last day of the prior month) and (ii) any other information as Company or Distributor may reasonably request concerning the Owners as may be necessary or advisable to enable Company and Distributor to comply with applicable laws, including state “Blue Sky” laws relating to the sales of Fund shares to the Accounts.

«	Pricing Information; Orders; Settlement.

	«	Distributor will make shares available to be purchased by ING Life on behalf of each Separate Account on each day that the New York Stock Exchange, Inc. ("NYSE") is open for trading, and will accept redemption orders from ING Life, on behalf of each Separate Account at the net asset value applicable to each order on those days on which the Fund’s net asset value is calculated (collectively, a "Business Day"). Fund shares shall be purchased and redeemed in such quantity and at such time determined by ING Life to be necessary to meet the requirements of those Contracts for which the Fund(s) serve as underlying investment media. The Board of Directors of the Fund (hereinafter the "Board") may at any time, refuse to sell shares of any Fund to any person, or suspend or terminate the offering of shares of any Fund if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board, acting in good faith and in the best interests of the shareholders of any Fund and in compliance with their fiduciary obligations under federal and/or any applicable state laws, necessary in the best interests of the shareholders of any Fund.

	«	Distributor will provide to ING Life closing net asset value, dividend and capital gain information each Business Day. Absent extraordinary circumstances, Distributor shall provide or cause to be provided to ING Life such information by 7 p.m. Eastern Time. For purposes of this Section 2(b), “extraordinary circumstances” shall include, but are not limited to, systems related issues, delayed receipt of pricing information from pricing vendors, power outages, market hour extensions and security pricing issues. ING Life will send via facsimile or electronic transmission to the Fund or its specified agent orders to purchase and/or redeem Fund shares by 9 a.m. Eastern Time the following Business Day. Payment for net purchases will be wired by ING Life to an account designated by the Fund to coincide with the order for shares of the Fund.

«	Distributor hereby appoints ING Life as its agent for the limited purpose of accepting purchase, exchange and redemption orders for Fund shares relating to the Contracts from Owners (“Instructions”). The date an Instruction is received by ING Life in proper form shall be considered the “Trade Date.” Instructions received from any distributor of the Contracts (including affiliates of ING Life) by ING Life, acting as agent for the Fund, prior to the close of the NYSE (the “Close of Trading”) on any given Business Day will be executed by Distributor at the net asset value determined as of the Close of Trading on such Business Day, provided that Distributor receives written (or facsimile) notice of such Instruction by 9 a.m. Eastern Time on the next following Business Day. Any Instructions received by ING Life, acting as agent, on a Business Day but after the Close of Trading will be executed by Distributor at the net asset value determined as of the Close of Trading on the next Business Day following the Trade Date, provided that Distributor receives written (or facsimile) notice of such Instruction by 9 a.m. Eastern Time on the second Business Day following the Trade Date.

«	ING Life will use its best efforts to wire payment, or arrange for payment to be wired, for purchase orders, in immediately available funds, to a Fund custodial account or accounts designated by Distributor by 2:00 p.m., Eastern Time, but in any event no later than 4:00 p.m., Eastern Time on the same Business Day following the Trade Date. ING Life agrees that if it fails to comply with conditions set forth in this Section 2(d), then, at the option of Distributor, (i) the transaction may be canceled, or (ii) the transaction may be processed at the next-determined net asset value for the applicable Fund after purchase order funds are received. In such event, ING Life shall indemnify and hold harmless Company, Distributor and the applicable Fund from any liabilities, costs and damages either may suffer as a result of such failure.

«	Except as set forth in this Section 2(e), Company or its designees will wire payment, or arrange for payment to be wired, for redemption orders, in immediately available funds, to an account or accounts designated by ING Life, as soon as possible, but in any event no later than 4 p.m. Eastern Time on the same Business Day such redemption orders are received by Distributor in conformance with Section 2(c). In the event that Company fails to provide payment by such 4 p.m. deadline, Company shall reimburse ING Life for overdraft bank charges incurred by ING Life resulting from such failure. ING Life acknowledges and agrees that Company has the right to extend settlement from time to time. Accordingly, the deadline and reimbursement provisions set forth in this Section 2(e) shall not apply to situations wherein settlement is extended. Should Company need to extend the settlement on a trade, it shall contact ING Life to discuss the extension; provided, however, that any such extension shall not relieve Company of its settlement obligations under applicable law. For purposes of determining the length of settlement, Company agrees to treat Owners who hold shares through the Separate Accounts no less favorably than other shareholders of the Funds. Each wire transfer of redemption proceeds shall indicate, on the Federal Funds wire system, the amount attributable to each Fund; provided, however, that if the number of entries would be too great to be transmitted through the Federal Funds wire system, Company shall, on the day the wire is sent, fax such entries to ING Life or, if possible, send via direct or indirect systems access until otherwise directed by ING Life in writing.

«	In lieu of applicable provisions set forth in paragraphs 2(a) through 2(e) above, the parties may agree to provide pricing information, execute orders and wire payments for purchases and redemptions through NSCC’s Fund/SERV system in which case such activities will be governed by the provisions set forth in Schedule D to this Agreement.

«	Each party has the right to rely on written information or confirmations provided by the other party (or by any affiliate of the other party), and shall not be liable in the event that an error is a result of any misinformation supplied by the other party.

«	Upon Company’s or Distributor’s request, ING Life shall provide copies of historical records relating to transactions between the Funds and Contracts or Owners investing in such Funds, written communications regarding the Funds to or from such persons, and other materials, in each case, as may reasonably be requested to enable Distributor or any other designated entity, including without limitation, auditors, investment advisers, or transfer agents of the Funds to monitor and review the services being provided under this Agreement, or to comply with any request of a governmental body or self-regulatory organization or a shareholder. ING Life also agrees that ING Life will permit Company, Distributor or the Funds, or any duly designated representative to have reasonable access to ING Life’s personnel and records in order to facilitate the monitoring of the quality of the services being provided under this Agreement.

«	ING Life shall assume responsibility as herein described for any loss to Company, Distributor or to a Fund caused by a cancellation or correction made to an Instruction by an Owner subsequent to the date such Instruction has been received by ING Life and originally relayed to Distributor, and ING Life will immediately pay such loss to Distributor or such Fund upon ING Life’s receipt of written notification, with supporting data. ING Life shall not accept any conditional orders. Distributor may in its sole discretion accept or reject an “as of” order. If an “as of” order is accepted by Distributor, ING Life agrees to indemnify the applicable Fund for any damage to the Fund or its shareholders caused by the acceptance of such order.

«	Price Errors.

(i) Notification. If an adjustment is required in accordance with a Fund’s then current policies on reimbursement (“Fund Reimbursement Policies”) to correct any error in the computation of the net asset value of Fund shares (“Price Error”), Company or Distributor shall notify ING Life as soon as practicable after discovering the Price Error. Notice may be made via facsimile or via direct or indirect systems access and shall state the incorrect price, the correct price and, to the extent communicated to the Fund’s other shareholders, the reason for the price change.

(ii) Underpayments. If a Price Error causes a Separate Account to receive less than the amount to which it otherwise would have been entitled, Company shall make all necessary adjustments (subject to the Fund Reimbursement Policies and the policies set forth in Section 2(J)(v)) so that the Separate Account receives the amount to which it would have been entitled.

(iii) Overpayments. If a Price Error causes a Separate Account to receive more than the amount to which it otherwise would have been entitled, ING Life, when requested by Company (in accordance with the Fund Reimbursement Policies and the policies set forth in Section 2(j)(v)), shall use its best efforts to collect such excess amounts from the applicable customers.

(iv) Company shall reimburse ING Life for all mutually agreed upon, reasonable and necessary out-of-pocket expenses incurred by ING Life for payroll overtime, stationery and postage in adjusting Owner accounts affected by a Price Error described in Sections 2(j)(ii) and 2(j)(iii). ING Life shall use its best efforts to mitigate all expenses which may be reimbursable under this section 2(j)(iv) and agrees that payroll overtime shall not include any time spent programming computers or otherwise customizing ING Life's recordkeeping system. Upon requesting reimbursement, ING Life shall present an itemized bill to Company detailing the costs for which it seeks reimbursement.

(v) Fund Reimbursement Policies. Company agrees to treat ING Life’s customers no less favorably than Company treats other Fund shareholders in applying the provisions of Section 2 (j), subdivisions (ii) and (iii).

«	ING Life agrees that the purchase, exchange and redemption of shares of the Funds named in Schedule A offered by the then current prospectus and statement of additional information of the Fund shall be subject to the provisions of such prospectus and statement of additional information.

«	Maintenance of Records/Servicing Fees.

	«	In the event that the parties have executed and agreed to be bound by the terms of the Investment Company Institute’s Standard Networking Agreement (the “NSCC Agreement”) and have filed executed copies with the NSCC, recordkeeping and other administrative services to Owners specified in the

NSCC Agreement shall be the responsibility of the party indicated in the NSCC Agreement. In all other cases, and for those recordkeeping and administrative services not otherwise addressed in the NSCC Agreement, the provision of shareholder, recordkeeping and administrative services to the Owners shall be the responsibility of ING Life and shall not be the responsibility of Company, Distributor or the Funds. Neither the Funds, Company nor Distributor shall maintain separate accounts or records for the Owners. ING Life shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services and in making shares of the Funds available to the Plans.

«	ING Life will be recognized as the sole shareholder of Fund shares purchased under this Agreement. It is further recognized that there will be a substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders. In consideration of the performance by ING Life of the services set forth in Schedule E, Company agrees to pay to ING Life a servicing fee based in an amount and as set forth in Schedule A. The parties agree that the fees are solely for shareholder servicing and other administrative services provided by ING Life and do not constitute payment in any manner for investment advisory, distribution, trustee, or custodial services. All fees shall be considered final unless disputed by ING Life in writing within 60 days of the receipt. The Fund, Company and Distributor shall pay no fee or other compensation to ING Life under this Agreement, and ING Life shall pay no fee or other compensation to the Fund, Company or Distributor, except as provided herein and in Schedule A attached hereto and made a part of this Agreement as may be amended from time to time with the mutual consent of the parties hereto.

4. Compliance with Laws.

Company, Distributor and ING Life shall comply with all laws, rules and regulations applicable to them in connection with the performance of their respective obligations under this Agreement, or applicable to the performance of their respective businesses.

«	Owner Communications/Fund Expenses.

	«	(Moved to fee section, 3(b))All expenses incident to performance by each party of its respective duties under this Agreement shall be paid by that party, unless otherwise specified in this Agreement.

	«	The Fund or the Distributor shall provide to ING Life, at a single location designated by ING Life, periodic fund reports to shareholders, fund proxy materials and other materials that are required by law to be sent to Owners. In addition, the Fund or the Distributor shall provide ING Life, at such single location, with a sufficient quantity of Fund prospectuses, statements of additional information and any supplements to any of these materials, to be used in connection with the offerings and transactions contemplated by this Agreement. Except as set forth in Section 10(c), neither the Funds, Company nor Distributor shall be responsible for the cost of distributing the above materials to Owners.

	«	ING Life shall not bear any of the expenses for the cost of registration of the Funds' shares, preparation of the Funds' prospectuses, proxy materials and reports, and the preparation of other related statements and notices required by law.

«	Representation and Warranties.

	«	ING Life. ING Life acknowledges, represents and warrants:

« That it (1) is a life insurance company organized under the laws of the State of Connecticut,

(2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state insurance laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, (5) has full authority to enter into this Agreement and carry out its obligations pursuant to its terms, (6) is registered as a transfer agent pursuant to Section 17A of the Securities Exchange Act of 1934, as amended or is not required to be registered as such, (7) is registered as a broker-dealer with the SEC, or is not required to be registered as such;

« That it is authorized under the Contracts to (1) provide administrative services to the Owners and (2) facilitate transactions in the Fund through the Separate Accounts;

« That the receipt of the fees described in Section 3(b) of this Agreement by

ING Life and the provision of the services to the Owners under this Agreement by ING Life does not and shall not constitute a non-exempt “prohibited transaction” as such term is defined in Section 406 of ERISA and Section 4975 of the Code;

« That it is not and shall not be a “fiduciary” with respect to the provision of the services for any Owner as such term is defined in Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”);

« That this Agreement constitutes the legal, valid and binding obligation of ING

Life and is enforceable against ING Life in accordance with its terms;

« That no consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

« That the execution, performance and delivery of this Agreement shall not result in ING Life violating any applicable law or breaching or otherwise impairing any of its contractual obligations;

(viii) That for purposes of tax treatment, the Contracts are qualified contracts, and as such, only qualified contracts will use the Funds as an investment option; and

(ix) That (1) shares of the Fund, including shares that fund the Contracts, are owned by non-insurance company shareholders; (2) the Fund's Board will take action in accordance with what it believes to be in the best interests of all Fund shareholders, including, but not limited to, liquidating, dissolving or merging the Fund assets into another registered open-end management investment company; and (3) the Board will not refrain from taking any such action or delay taking any such action due to any regulatory requirements that may apply specifically to ING Life and any other insurance company shareholders, including, but not limited to, obtaining an order of the Securities and Exchange Commission (“SEC”) to permit a substitution of shares of another fund for Fund shares.

(x) ING Life agrees that it and its agents shall not, without the written consent of the Fund or Distributor, make representations concerning the Fund or its shares except those contained in the then current prospectuses and in current printed sales literature approved by or deemed approved by the Fund or Distributor.

(b) Representations of Company and Distributor. Company and Distributor represent and warrant:

(i) That the shares of the Funds are registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the states and all applicable federal, state, and securities laws; that the Funds amend their registration statements under the 1933 Act and the 1940 Act from time to time as required or in order to effect the continuous offering of its shares; and that the Funds have registered and qualified its shares for sale in accordance with the laws of each jurisdiction where it is required to do so;

(ii) That the Funds are currently qualified as regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended, and will make every effort to maintain such qualification, and that Distributor will notify AIS and ALIAC immediately upon having a reasonable basis for believing that any of the
Funds have ceased to so qualify or that any might not qualify in the future;

(iii) That Distributor (1) is a member in good standing of the NASD, (2) is registered as a broker-dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement; and

(iv) That Company and Distributor (1) are corporations duly organized under the laws of the State of Wisconsin, (2) are in good standing in that jurisdiction, (3) are in material compliance with all applicable federal, state, and securities laws, (4) are duly registered and authorized in every jurisdiction where such license or registration is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5) have full authority to enter into this Agreement and carry out their obligations pursuant to the terms of this Agreement.

«	Termination.

This agreement shall terminate as to the sale and issuance of new Contracts:

	«	at the option of either ING Life, Distributor or the Fund, upon ninety (90) days’ advance written notice to the other parties;

	«	at the option of ING Life, upon one week advance written notice to Distributor and the Fund, if Fund shares are not available for any reason to meet the requirement of Contracts as determined by ING Life. Reasonable advance notice of election to terminate shall be furnished by Company;

	«	at the option of either ING Life, Distributor or the Fund, immediately upon institution of formal proceedings against the broker-dealer or broker-dealers marketing the Contracts, a Separate Account, ING Life, the Fund or Distributor by the National Association of Securities Dealers, Inc. (the "NASD"), the SEC or any other regulatory body;

	«	upon the determination of the Separate Accounts to substitute for the Fund's shares the shares of another investment company in accordance with the terms of the applicable Contracts. ING Life will give 60 days written notice to the Fund and Distributor of any decision to replace the Funds' shares;

	«	upon assignment of this Agreement, unless made with the written consent of all other parties hereto; provided, however, that any party may assign, without consent of the other, their respective duties and responsibilities under this Agreement to any of their affiliates; (provided that each party hereby agrees to assume full responsibility for the acts and omissions of such affiliates and agrees to indemnify the Funds, Company and Distributor, and each of their directors, officers, employees, agents and each person, if any, who controls the funds or their investment adviser within the meaning of the Securities Act of 1933 (the “1933 Act”), or ING Life, as applicable, for any losses, claims, damages or liabilities incurred by them as a result of such affiliates’ acts or omissions.); or

	«	if Fund shares are not registered, issued or sold in conformance with Federal law or such law precludes the use of Fund shares as an underlying investment medium for Contracts issued or to be issued by ING Life. Prompt notice shall be given by the appropriate party should such situation occur.

	«	Notwithstanding the foregoing, this Agreement may be terminated by any party (i) at any time by giving 30 days' prior written notice to the other parties in the event of a material breach of this Agreement by any other party or parties that is not cured during such 30-day period; and (ii) at any time by giving written notice to the other parties: (1) as is required by law, order, or instruction by a court of competent jurisdiction or a regulatory body or self-regulatory organization with jurisdiction over the terminating party; and (2) if and when applicable, at such time as any party ceases to participate in Fund/SERV or no longer has direct or indirect access to the NSCC’s Networking System: provided that the parties no longer agree to transact manually. The parties acknowledge that certain Funds may only be available through Fund/SERV. In the event that any party ceases to participate in Fund/SERV or no longer has direct or indirect access to the NSCC’s Networking System and the parties continue the Agreement by transacting manually, such Funds will not be available as investment options.

«	Continuation of Agreement.

In the event of termination, Company shall continue to pay the fees for a period of one year after termination, provided that ING Life continues to provide services to the Owners with respect to those assets invested in the Funds; provided, however, that (a) Company shall have no obligation to open new Accounts pursuant to Section 1, and (b) Company’s obligation to pay the fees shall survive for a period no longer than one year from the date of termination (unless termination is the result of an event described in Section 7(c), (e), (f) or

« in which case Company’s obligation to pay the fees shall end as of the date of such termination). Notwithstanding the foregoing, nothing in this Agreement obligates a Fund to continue in existence.

«	Advertising Materials; Filed Documents.

« Advertising, sales literature and other marketing materials with respect to the Funds, Company or Distributor prepared by ING Life or its agents for use in marketing shares of the Funds to the Contracts (except any material that simply lists the Funds’ names) will be submitted to Company and Distributor for review and approval before such material is used with the general public or any Owner. Company and Distributor shall advise the submitting party in writing within five (5) Business Days of receipt of such materials of their approval or disapproval of such materials. If so requested by Company or Distributor, ING Life shall not use any such materials that Company or Distributor determines to be inaccurate, misleading or otherwise unacceptable.

« The Fund will provide at least one complete copy of all registration statements, prospectuses, statements of additional information, annual and semi-annual reports, proxy statements and all amendments or supplements to any of the above that relate to the Fund promptly after the filing of such document with the SEC or other regulatory authorities. At Distributor’s request, ING Life will provide to Distributor at least one complete copy of all registration statements, prospectuses, statements of additional information, annual and semi-annual reports, proxy statements, and all amendments or supplements to any of the above that relate to the Separate Account promptly after the filing of such document with the SEC or other regulatory authority.

« Distributor will provide via Excel spreadsheet diskette format or in electronic transmission to ING Life at least quarterly portfolio information necessary to update Fund profiles within ten business days following the end of each quarter.

«	Proxies/ Proxy Voting.

	«	ING Life shall provide pass-through voting privileges on Fund shares held by registered separate accounts to all Owners to the extent the SEC continues to interpret the 1940 Act as requiring such privileges. ING Life shall provide pass-through voting privileges on Fund shares held by unregistered separate accounts to all Owners.

	«	ING Life will distribute to Owners, as appropriate, all proxy materials furnished by the Fund and will vote Fund shares in accordance with instructions received from such Owners. If and to the extent required by law, ING Life, with respect to each group Contract and in each Separate Account, shall vote Fund shares for which no instructions have been received in the same proportion as shares for which such instructions have been received. ING Life and its agents shall not oppose or interfere with the solicitation of proxies for Fund shares held for such Owners.

	«	The expenses associated with distributing Fund proxy materials to Owners, and the expenses associated with tabulating Fund proxy votes shall be borne by Company or Distributor (as applicable). Upon requesting reimbursement, ING Life shall present an itemized bill to Company or Distributor detailing the costs for which it seeks reimbursement.

«	Indemnification.

	«	ING Life agrees to indemnify and hold harmless the Fund, Company and Distributor, and each of their directors, officers, employees, agents and each person, if any, who controls the Funds or their investment adviser (“Strong Party”) within the meaning of the 1933 Act against any losses, claims, damages or liabilities (“Losses”) to which the Strong Party may become subject, under the 1933 Act or otherwise, insofar as such Losses (or actions in respect thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, prospectus or sales literature of ING Life, or (ii) arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arise out of or as a result of conduct, statements or representations (other than statements or representations contained in the prospectuses or sales literature of the Fund) of ING Life or its agents, with respect to the sale and distribution of Contracts for which Fund shares are the underlying investment, or (iii) arise out of ING Life's or its designees’ negligence, willful misconduct or violation of applicable law in the performance of its duties and obligations under this Agreement, (iv) arise out of adherence to instructions that Company or Distributor reasonably believes were originated by authorized representatives of ING Life, (v) arise out of any material breach by ING Life or its designees of a representation, warranty or covenant made by it in this Agreement (including the failure to wire funds by the deadline established in Section 2(d)), and (vi) arise out of, or based upon, the provision of administrative services by ING Life und this Agreement. If the parties choose to use Fund/SERV, then in consideration for the establishment of the

Accounts without the physical delivery of properly executed account applications and the authorization of the purchase and redemption of non-certificated shares of any of the Funds for Accounts through Fund/SERV without the delivery of a properly executed and guaranteed stock power or other power of attorney, ING Life shall further indemnify and hold harmless Strong Party from and against all Losses that may arise from the establishment of the Accounts or in connection with any orders for the purchase, exchange or sale of shares of the Funds communicated by ING Life or its agents by way of Fund/SERV. ING Life will reimburse any legal or other expenses reasonably incurred by the Fund or any such director, officer, employee, agent, investment Distributor, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that ING Life will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) an untrue statement or omission or alleged omission made in such Registration Statement or prospectus in conformity with written materials furnished to ING Life by the Fund specifically for use therein or (ii) the willful misfeasance, bad faith, or gross negligence by the Fund or Distributor in the performance of its duties or the Fund's or Distributor's reckless disregard of obligations or duties under this Agreement or to ING Life, whichever is applicable. This indemnity agreement will be in addition to any liability which Company may otherwise have.

«	Company and Distributor agree to indemnify and hold harmless ING Life and its directors, officers, employees, agents and each person, if any, who controls ING Life within the meaning of the 1933 Act against any losses, claims, damages or liabilities (“Losses”) to which ING Life or any such director, officer, employee, agent or controlling person may become subject (“ING Life Party”), under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, prospectuses or sales literature of the Fund or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. Company and Distributor will reimburse any legal or other expenses reasonably incurred by ING Life Party in connection with investigating or defending any such Losses or action; provided, however, that Company and Distributor will not be liable for indemnification hereunder to the extent that any such Losses or action arises out of or is based upon an untrue statement or omission or alleged omission made in such Registration Statement or prospectuses which are in conformity with written materials furnished to the Fund by ING Life specifically for use therein.

«	Promptly after receipt by an indemnified party hereunder of notice of the commencement of an action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 11. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 11 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

«	Miscellaneous.

	«	Amendment and Waiver. Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

	«	Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier or registered or certified mail, postage prepaid, return receipt requested, or recognized overnight courier service to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

To ING Life:

ING Life Insurance and Annuity Company
151 Farmington Avenue
Hartford, Connecticut 06156
Attention: Julie E. Rockmore, Counsel

To Company:

Strong Investor Services, Inc.
100 Heritage Reserve
Menomonee Falls, WI 53051
Attention: General Counsel
Facsimile No.: (414) 359-3948

To Distributor:

Strong Investments, Inc.
100 Heritage Reserve
Menomonee Falls, WI 53051
Attention: General Counsel
Facsimile No.: (414) 359-3948

Any notice, demand or other communication given in a manner prescribed in this subsection (b) shall be deemed to have been delivered on receipt.

«	Successors and Assigns. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

«	Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

«	Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

«	Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

«	Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Wisconsin.

«	Non Exclusivity. It is understood by the parties that this Agreement is not an exclusive arrangement in any respect.

«	Confidentiality. The terms of this Agreement and the Schedules thereto will be held confidential by each party except to the extent that any party or its counsel may deem it necessary to disclose such terms. Each party agrees to take all steps necessary to comply with all applicable laws, rules and regulations (including, without limitation, the Securities and Exchange Commission Regulation S-P) protecting the privacy of consumer nonpublic personal financial information (“Consumer Information”) disclosed to each party under this Agreement. Each party agrees not to disclose or use Consumer Information other than to carry out the purposes for which such Consumer Information is disclosed or as otherwise permitted by law.

«	Operations of Funds. In no way shall the provisions of this Agreement limit the authority of any Fund, Company or Distributor to take any action as it may deem appropriate or advisable in connection with all matters relating to the operation of such Fund and the sale of its shares. In no way shall the provisions of this Agreement limit the authority of ING Life to take any action as it may deem appropriate or advisable in connection with all matters relating to the provision of services or the shares of funds other than the Funds offered to the Contracts.

«	Relationship of Parties; No Joint Venture. Except for the limited purpose provided in Section 2(c) and Schedule D(1)(b), all services performed under this Agreement by ING Life shall be as an independent contractor and not as an employee or agent of Company, Distributor or the Funds, and none of the parties shall hold itself out as an agent of any other party with the authority to bind such party. Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and among any of the parties.

«	Subcontracts. ING Life may enter into subcontracts with other dealers for the solicitation of sales of shares of the Funds without the consent of Company or Distributor; provided that ING Life hereby agrees to assume full responsibility for the acts and omissions of such dealers and agrees to indemnify Strong Party (as defined in Section 11) for any Losses (as defined in Section 11) incurred by them as a result of such dealer’s acts or omissions.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers effective as of the 19th day of August, 2002.

ING LIFE INSURANCE AND ANNUITY COMPANY

By: /s/ Laurie M. Tillinghast

Name: Title:	Laurie M. Tillinghast Vice President

STRONG INVESTOR SERVICES, INC.

By: /s/ Robert G. Uecker, Jr.

Name: Title:	Robert G. Uecker, Jr. Assistant Secretary

STRONG INVESTMENTS, INC.

By: /s/ Constance Wick
Name: Constance Wick
Title: Assistant Secretary

Schedule A

Funds and Fees to ING Life

(a) Company shall pay to ING Life a fee, calculated and paid monthly in arrears, equal to the product of: (i) the product of (a) the number of calendar days in the applicable month divided by the number of calendar days in that year (365 or 366, as applicable) and (b) the percentage specified below and
(ii) the average daily market value of the investments held in such Fund, or class of shares as applicable, pursuant to this Agreement computed by totaling the aggregate investment (share net asset value multiplied by the total number of shares held) on each day during the calendar month and dividing by the total number of days during such month. Notwithstanding the foregoing, there shall be excluded from the computation of such amount the value of shares first placed or purchased in an
Account after termination of this Agreement. Fees will be paid, at Company’s election, by wire transfer or by check. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Life for the month (provided that such calculation shall be limited to the following information: (i) the average daily balance by account, (ii) the annual fee rate, and (iii) the final product of the calculation) and such other supporting data as may be reasonably requested by
ING Life.

(b) The Funds subject to this Agreement and applicable annual fees are as follows:

	InstitutionalInvestor	Z Class	Advisor	Load
	Class Fee Class Fee	Fee*	Class	Waived A
Equity Funds			Fee**	Fee**
Strong Enterprise Fund
Strong Growth & Income Fund
Strong Growth Fund
Strong Opportunity Fund
Strong Advisor Common Stock Fund
Strong Advisor Mid Cap Growth Fund
Strong Advisor Small Cap Value Fund
Fixed Income Funds
Strong Corporate Bond Fund
Strong Government Securities Fund
Strong Short-Term Bond Fund
Strong Advisor Bond Fund

* The Class Z Funds are closed to new investors though they may continue to offer shares through certain 401 (k) plans and similar company-sponsored retirement plans.
** To be eligible for the 12b-1 fee paid in accordance with the applicable Fund prospectus, a separate Mutual Fund
Distribution and Shareholder Services Agreement must be executed.

(c) “Fund” as used in the Agreement shall be deemed to include any class of shares of any Fund.

Schedule B

(For any future separate accounts - See Section 1(a)

Schedule C - Account Information
(for Accounts to have Dividends and Capital Gains Reinvested automatically)

Note: Do not use form if trading via Fund/SERV

«	Entity in whose name each Account will be opened: Mailing address:

«	Employer ID number (For internal usage only):

ING Life Insurance and Annuity Company
151 Farmington Ave.
Hartford, CT 06156

71-0294708 (Tax ID - ING Life)

3.	Authorized contact persons: The following persons are authorized on behalf of ING Life to effect transactions in each Account:
Name: Eric Clark	Phone: 860-273-6850
Name: Sandy Milardo	Phone: 860-273-0040
Name: Rob Taintor	Phone: 860-273-7680
Name: Gordon Elrod	Phone: 860-273-2312
4.	Will the Accounts have telephone exchange?	Yes	X No
(This option lets ING Life redeem shares by telephone and apply the proceeds for purchase in another identically registered Strong Funds account.)
5.	Will the Accounts have telephone redemption?	Yes	X No
(This option lets ING Life sell shares by telephone. The proceeds will be wired to the bank account specified below.)
6.	All dividends and capital gains will be reinvested automatically.
7.	Instructions for all outgoing wire transfers:	HSBC Bank

ABA 021001088
Account 000125377
Account Name: AISA Trust Trade Settlement

8. If this Account Information Form contains changed information, the undersigned authorized officer has executed this amended Account Information Form as of the date set forth below and acknowledges the agreements and representations set forth in the Fund Participation Agreement by and among Strong Investor Services, Inc., Strong Investments, Inc. and ING Life Insurance
and Annuity Company.

«	ING Life certifies under penalty of perjury that:

(i) The number shown on this form is the correct Employer ID number (or that

ING Life is waiting to be issued an Employer ID number), and

(ii) ING Life is not subject to backup withholding because (a) ING Life is exempt from backup withholding, or (b) ING Life has not been notified by the Internal Revenue
Service (“IRS”) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified ING Life that it is no longer subject to backup withholding.

(Cross out (ii) if ING Life has been notified by the IRS that it is subject to backup withholding because of underreporting interest or dividends on its tax return.)

The IRS does not require ING Life’s consent to any provision of this document other than the certifications required to avoid backup withholding.

/s/ Laurie M. Tillinghast___	8/13/02
Signature of Authorized Officer)	(Date)

(ING Life shall inform Company and Distributor of any changes to information provided in this
Account Information Form pursuant to Section 14(b) of the Agreement.)

Please Note: Distributor employs reasonable procedures to confirm that instructions communicated by telephone are genuine and may not be liable for losses due to unauthorized or fraudulent instructions. Please see the prospectus for the applicable Fund for more information on the telephone exchange and redemption privileges.

For Strong Internal Use: This Account Information Form may be a copy. The original
Account Information Form is attached to the Fund Participation Agreement with ING Life and retained in the legal department.

SCHEDULE D
To
Fund Participation Agreement

Procedures for Pricing and Order/Settlement Through National Securities Clearing Corporation’s Mutual Fund
Profile System and Mutual Fund Settlement, Entry and Registration Verification System

1. As provided in Section 2(f) of the Fund Participation Agreement, the parties hereby agree to provide pricing information, execute orders and wire payments for purchases and redemptions of
Fund shares through NSCC and its subsidiary systems as follows:

«	Distributor or the Funds will furnish to ING Life or its affiliate through NSCC’s Mutual Fund Profile System (“MFPS”) (1) the most current net asset value information for each Fund, (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Fund’s ex-date, and (3) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor. Absent extraordinary circumstances, all such information shall be furnished to ING Life or its affiliate by 7 p.m. Eastern Time on each business day that the Fund is open for business (each a "Business Day") or at such other time as that information becomes available. For purposes of this Section 1(a), “extraordinary circumstances” shall include, but are not limited to, systems related issues, delayed receipt of pricing information from pricing vendors, power outages, market hour extensions and security pricing issues. Changes in pricing information will be communicated to both NSCC and ING Life.

«	Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Fund's net asset value is calculated as specified in such Fund's prospectus ("Close of Trading") on each Business Day ("Instructions"), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, ING Life or its affiliate will calculate the net purchase or redemption order for each Fund. Orders for net purchases or net redemptions derived from Instructions received by ING Life or its affiliate prior to the Close of Trading on any given Business Day will be sent to the Defined Contribution Interface of NSCC’s Mutual Fund Settlement, Entry and Registration Verification System (“Fund/SERV”) by 5:00 a.m. Eastern Time on the next Business Day. Subject to ING

Life’s or its affiliate’s compliance with the foregoing, ING Life or its affiliate will be considered the limited agent of Distributor and the Funds, and the Business Day on which Instructions are received by ING Life or its affiliate in proper form prior to the Close of Trading will be the date as of which shares of the Funds are deemed purchased, exchanged or redeemed pursuant to such Instructions. Instructions received in proper form by ING Life or its affiliate after the Close of Trading on any given Business Day will be treated as if received on the next following Business Day. Distributor reserves the unqualified right (i) not to accept any specific order for the purchase or exchange of shares, and (ii) to require any redemption order to be settled outside of Fund/SERV, in which case the order shall not be “confirmed” by Distributor, but rather shall be accepted for redemption for purposes of the forward pricing rule for settlement outside of Fund/SERV. In the case of a delayed settlement, ING Life shall provide Distributor with such wire or other instructions as is necessary to enable Distributor to arrange for the wire or other settlement of such redemptions no later than the time permitted for settlement of redemption orders by the Investment Company Act of 1940. Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Fund's then current prospectuses.

«	ING Life or its affiliate will wire payment for net purchase orders by the Fund’s NSCC Firm Number, in immediately available funds, to an NSCC settling bank account designated by ING

Life or its affiliate no later than 5:00 p.m. Eastern time on the same Business Day such purchase orders are communicated to NSCC. For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

«	NSCC will wire payment for net redemption orders by Fund, in immediately available funds, to an NSCC settling bank account designated by ING Life or its affiliate, by 5:00 p.m.

Eastern Time on the Business Day such redemption orders are communicated to NSCC, except as provided in a Fund's prospectus and statement of additional information.

«	With respect to (c) or (d) above, if Distributor does not send a confirmation of ING Life’s or its affiliate’s purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day’s payment cycle, payment for such purchases or redemptions will be made the following Business Day.

«	If on any day ING Life or its affiliate, or Distributor is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to Distributor or ING Life or its affiliate, as applicable, as is otherwise provided in the Agreement.

«	These procedures are subject to any additional terms in each Fund's prospectus and the requirements of applicable law. The Funds reserve the right, at their discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any Fund.

2. ING Life or its affiliate, Distributor and clearing agents (if applicable) are each required to have entered into membership agreements with NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized. Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by
NSCC applicable to the MFPS and Fund/SERV system and the Networking Matrix Level utilized.

3. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the Agreement shall have the same meaning as in this Schedule.

SCHEDULE E--The Services

To the extent required by each Contract or applicable law, ING Life shall perform the following services which shall be the responsibility of ING Life and shall not be the responsibility of the Funds, Company or Distributor:

1. ING Life shall maintain records for each Owner who holds units of the Separate Account directed for investment in any Fund (“Units"), which shall, without limitation, include:

«	Number of Units;

«	Date and price of purchases and redemptions;

«	Name and address of each Owner, including zip codes and tax identification numbers;

«	Records of distributions;

«	Any transfers of Units; and

«	Such other records relating to the Owners as may be required by applicable law.

2. To facilitate the Owners' beneficial ownership of Units, ING Life shall provide or arrange to provide adequate facilities and procedures to: (a) establish and maintain Separate Account investments on behalf of the Owners within accounts on ING Life’s transaction processing and recordkeeping system, and (b) access the Owners' current Fund information including, but not limited to, Unit balances and transaction history.

3. ING Life's transaction processing system shall enable the Owners to purchase, redeem and exchange shares of Funds available through ING Life. If ING Life has established omnibus accounts, ING Life shall facilitate the settlement of Owner transactions in each Fund under the
Separate Accounts.

4. ING Life shall credit employer contributions to individual Owner accounts in accordance with the employer’s instruction and invest such contributions and other Contract owner assets in Units of the Separate Account to the extent so designated by the employer or Owner.

5. ING Life shall disburse or credit to the Owners and maintain records of all proceeds of redemptions of Units.

6. ING Life shall prepare and transmit to the Owners, periodic account statements showing, among other things, the total number of Units owned as of the statement closing date, purchases and redemptions of Units during the period covered by the statement, the net asset value of the
Units as of a recent date, and the other distributions paid during the statement period, and individualized data for Owners.

7. Transmit to the Owners prospectuses, proxy materials, shareholder reports, and other information provided by Company, Distributor or a Fund.

8. Maintain all account balance information for the Owners and daily and monthly purchase summaries expressed in Units and dollar amounts and transmit to each Contract owner confirmations of purchase orders and redemption requests placed by each Owner.

9. Prepare, transmit and file all federal, state and local government reports and returns with respect to each account maintained on behalf of the Owners.

10. Use reasonable diligence to ensure that the purchase of shares of a Fund by the Separate
Account pursuant to this Agreement is in accordance with the terms of the applicable Fund prospectus, including the minimum investment applicable to each Fund.

11. Respond to Owners' inquiries regarding, among other things, unit values and account balances.